EXHIBIT 10.1


TEXT OF PROPOSED AMENDMENT TO nSTOR'S 2001 STOCK OPTION PLAN


        5.     COMMON STOCK

The capital stock of nStor that may be issued pursuant to Options granted under the Plan shall be shares of common stock, with $0.05 value per share, of nStor (the "Common Stock"), which shares may be treasury shares or authorized but unissued shares. The total number of shares of Common Stock that may be issued pursuant to Options granted under the Plan shall be Seven Million Five Hundred Thousand (7,500,000), subject to adjustment as provided in Section 15 below. If any Option expires, terminates, or is terminated or canceled for any reason prior to exercise in full, the shares of Common Stock that were subject to the unexercised portion of such Option shall be available for future Options granted under the Plan.